Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:45 PM 03/16/2022
FILED 12:45 PM 03/16/2022
SR 20221026079 - File Number 6678449

CERTIFICATE OF FORMATION

OF

FUNDHOMES I, LLC,

a Delaware series limited liability company

THE UNDERSIGNED, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as amended, does hereby certify as follows:

1. Name. The name of the limited liability company formed hereby is Fundhomes I, LLC (the “Company”).

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 800 North State Street, Suite 403, City of Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is Unisearch, Inc.

3. Series. The Company may establish one or more designated series of members, managers, limited liability company interests or assets. Any such series may have separate rights, powers or duties with respect to specified property or obligations of the Company or profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 15th day of March, 2022.

By:	/s/ Ming Zhu
Name:	Ming Zhu
Title:	Authorized Person